UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC  20549

FORM 8-K

CURRENT REPORT

Pursuant to

Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  March 22, 2013

Molycorp, Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-34827	27-2301797
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

5619 Denver Tech Center Parkway, Suite 1000, Greenwood Village, CO	80111
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code:  (303) 843-8040

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.                Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On March 22, 2013, Molycorp, Inc. (the “Company”) and each of John F. Ashburn, Jr. and John L. Burba, PhD. (together, the “Executives”) entered into a Separation Agreement and General Release to set forth the terms and conditions of the Executives’ separation from service with the Company (for each, the “Separation Agreement”) and a Consulting Agreement to set forth the terms and conditions of the Executives’ ongoing transitional consulting services to the Company (for each, the “Consulting Agreement”).  As memorialized in the Separation Agreements, Mr. Ashburn’s service as the Company’s Executive Vice President and General Counsel, and Mr. Burba’s service as the Company’s Executive Vice President and Chief Technology Officer, separated from service on March 22, 2013, and each Executive resigned from all positions he held as an officer and/or director of the Company’s subsidiaries and affiliates, as applicable, effective as of March 22, 2013.  In addition, on March 22, 2013, the Company elevated Geoffrey R. Bedford, the Company’s then-Executive Vice President of Rare Earths and Magnetics, to the offices of Executive Vice President and Chief Operating Officer.

Separation Agreements

The Separation Agreements provide that each Executive will release the Company and certain other parties from any and all claims, causes of action and demands arising on or prior to March 22, 2013 (the “Release”).  As set forth in the Separation Agreements, each Executive has a period of seven days from signing the Separation Agreement within which to revoke the Release, which period will expire on March 29, 2013.

If the Executives do not revoke the Releases within the seven-day revocation period, each will be entitled to the following payments in accordance with their Amended and Restated Executive Employment Agreements with the Company (for each, the “Employment Agreement”) and their Performance-Based Restricted Stock Units Agreements (for each, the “RSU Agreement”), each dated February 28, 2012, less withholding for taxes:

•                  A lump sum cash payment equal to $220,000, payable on the first payroll date following the sixtieth day following the Executive’s separation from service date, consisting of one times his target annual bonus opportunity for 2013 as required by the Employment Agreement;

•                  An amount in cash equal to $400,000, consisting of one year of base salary to which he is entitled pursuant to the Employment Agreement, and payable in substantially equal installments as continued base salary commencing on the Company’s first regularly scheduled payroll date following the date on which the Release becomes irrevocable and ending on the first regularly scheduled payroll date following March 22, 2014;

•                  $7,921 in satisfaction of performance-based restricted stock units under the RSU Agreement, payable on the first regularly scheduled payroll date following the date on which the Release becomes irrevocable; and

•                  If the Executive elects continuation coverage under the Company’s medical plan under COBRA, reimbursement for the Executive’s COBRA payments until the earlier of (1) his eligibility for any such coverage under another employer’s or any other medical plan or (2) the date that is twelve months following the Executive’s separation from service date.

As required under the terms of the Executives’ Employment Agreements, they will also receive lump sum cash payments of $83,462.87 for Mr. Ashburn and $65,462.88 for Mr. Burba with respect to their accrued but unused vacation time and all accrued but unpaid base salary through March 22, 2013.

The Executives affirmed in the Separation Agreements that they will be subject to the non-competition, non-solicitation and confidentiality provisions in the Employment Agreements, that they will abide by mutual non-disparagement covenants entered into with the Company, and that they will continue to cooperate with the Company in any litigation or similar proceedings relating to their service with the Company.

Consulting Agreements

The Consulting Agreements provide that each Executive will provide transitional consulting services to the Company as requested by the Chief Executive Officer or his designee for an initial term ending on March 31, 2014.  In respect of the consulting services, which will consist of at least 80 hours per calendar quarter (unused hours will roll forward to the next calendar quarter), each Executive will receive a quarterly retainer equal to $31,324.25, plus $187.50 per hour for any quarterly consulting services in excess of the base 80-hour requirement.

Chief Operating Officer Appointment

On March 22, 2013, the Company elevated Geoffrey R. Bedford, the Company’s then-Executive Vice President of Rare Earths and Magnetics, to the offices of Executive Vice President and Chief Operating Officer.  Mr. Bedford will serve in this position at the pleasure of the Company’s Board of Directors.  Mr. Bedford, age 46, will receive base salary at an annual rate of CAD$425,000 in his new position, and will participate in the Company’s annual incentive plan at a target level of 65% of his base salary (his long-term incentive program target level will remain unchanged at 125% of his base salary).  Otherwise, Mr. Bedford did not enter into any contracts or arrangements in connection with this promotion.  There are no related person transactions between Mr. Bedford and the Company.

Geoff Bedford was appointed Executive Vice President, Rare Earths and Magnetics, of the Company in June 2012. Previously, he served as Executive Vice President and Chief Operating Officer of Neo Material Technologies, a rare earth processing company, since 2011.  Prior to this, he served as Executive Vice President, Performance Materials Division from 2005 to 2011 and as Executive Vice President, Finance and Chief Financial Officer from 1999 to 2005 for Neo Materials. He is a Canadian Chartered Accountant holding a Bachelor of Science degree from the University of Western Ontario and a Masters of Business and Administration from Northwestern University, a graduate of the Kellogg-Schulich EMBA program.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MOLYCORP, INC.

	By:	/s/ Kevin W. Johnson
Name: Kevin W. Johnson
Title: Vice President and Deputy General Counsel

Date: March 26, 2013